UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012 (August 30, 2012)

Lumos Networks  Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35180 (Commission File Number)	80-0697274 (IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 30, 2012, Lumos Networks Corp. (“Lumos Networks” or the “Company”) entered into new employment agreements with Mary McDermott, Senior Vice President – Legal and Regulatory Affairs, and David J. Keller, Senior Vice President (each, an “Executive”).  The employment agreements expire on December 31, 2013 and will automatically be extended from year-to-year thereafter unless notice of termination is previously provided.  However, upon the occurrence of a “change in control” (as such term is defined in the employment agreement), the employment term is automatically extended so that the employment term shall not expire until 24 months following the change in control.    If the Executive is terminated by Lumos Networks for any reason other than for “cause” or the Executive terminates his or her employment for “good reason” (as such terms are defined in the employment agreement), the Executive will receive a percentage of base salary (75%  for Ms. McDermott and 50% for Mr. Keller) payable in at-least monthly installments for a period of 12 months (or 24 months in the event the termination of employment occurs upon, or in contemplation of, a change in control (a “Change in Control Termination”)).  In such event the Executive also will receive a lump sum, determined on a net present value basis, equal to one times the target incentive payment under the Company’s Team Incentive Plan for the year of termination (or two times in the event of a Change in Control Termination).    The employment agreement restricts the Executive from competing, directly or indirectly, with Lumos Networks or soliciting certain employees and officers of Lumos Networks or its affiliates during the term of the employment and for a period of 12 months thereafter.  In the event that the Executive is terminated by Lumos Networks for any reason other than for cause or has resigned for good reason, then during this post-employment period, the Executive will receive a percentage of base salary (25% for Ms. McDermott and 50% for Mr. Keller) payable in at-least monthly installments for a period of 12 months (or 24 months in the event of a Change in Control Termination).    Otherwise, the Executives’ compensation arrangements are substantially as described in the Lumos Networks Proxy Statement dated March 27, 2012 and incorporated by reference herein.

Effective August 30, 2012, Lumos Networks also revised its employment agreement dated April 26, 2012 with Timothy J. Biltz, President and Chief Executive Officer.  The employment agreement expires on April 30, 2016 and will automatically be extended from year to year thereafter, unless notice of termination is previously provided.  However, generally if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the change in control.  The employment agreement provides for an annual base salary of $425,000 per year and a target incentive payment under the team incentive plan of 100% of Mr. Biltz’s base salary, which will be paid if the bonus criteria, as set by the Board of Directors, for the applicable period are met.  Mr. Biltz also received a one-time signing bonus of $255,000 and his 2012 annual team incentive plan bonus, if any, will be offset by such amount.  Mr. Biltz received three “initial equity” grants upon his appointment as President and Chief Executive Officer:  (i) 250,000 performance based stock options, of which 50% vest upon the earlier of (A) the Company’s stock price reaching $17.50 and closing at or above that level for 20 days in a 30 day period or (B) December 31, 2018, and 50% vest upon the earlier of (A) the Company’s stock price reaching $22.50 and closing at or above that level for 20 days in a 30 day period or (B) December 31, 2018; (ii) 165,000 shares of restricted stock, of which 33 1/3%  vest on December 31, 2012, 33 1/3% vest ratably on a quarterly basis in 2013 and 16 1/6% vest ratably on a quarterly basis in each of 2014 and 2015; and (iii) 250,000 stock options, of which 25% vest on

December 31, 2012, and the remaining 75% vest ratably on a quarterly basis until December 31, 2015.  Each of the stock options has a ten-year term.  The grant of the restricted stock, which was outside of the Company’s 2011 Equity and Cash Incentive Plan, was made in accordance with NASDAQ Listing Rule 5635(c)(4).  The grant of the restricted stock was approved by the Compensation Committee of the Board of Directors as an inducement to Mr. Biltz entering into employment with the Company.  The employment agreement restricts Mr. Biltz from competing, directly or indirectly, with the Company or soliciting certain employees and officers of Lumos Networks or its affiliates during the term of the employment and for a period of 24 months thereafter. In the event Mr. Biltz is terminated by Lumos Networks for any reason other than cause or has resigned for good reason, then during this post-employment period Mr. Biltz will receive an amount equal to $1,700,000 payable in installments, subject to conditions set forth in his employment agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 4, 2012

LUMOS NETWORKS CORP.

By: /s/ Harold L. Covert
Executive Vice President, Chief Financial Officer and Treasurer